EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact: Seth Van Voorhees – (702) 735-2200 ext. 166 E-mail: InvestorRelations@apfc.com Website: www. apfc.com

AMERICAN PACIFIC REPORTS THIRD QUARTER RESULTS

LAS VEGAS, NEVADA, August 11, 2005 -- American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2005 third quarter ended June 30, 2005.

Results of Operations

For the three months ended June 30, 2005, the Company reported revenues of $16.3 million and a net loss of ($15.8 million), or ($2.16) diluted per share, compared to revenues of $15.8 million and a net loss of ($0.5 million), or ($0.07) diluted per share, for the comparable three month period of the prior year.

For the nine months ended June 30, 2005, the Company reported revenues of $53.1 million and a net loss of ($15.1 million), or ($2.07) diluted per share, compared to revenues of $39.4 million and a net loss of ($2.5 million), or ($0.35) diluted per share, in the comparable nine month period of the prior year.

Operating results for the fiscal 2005 periods include an after-tax environmental remediation charge of $14.1 million or ($1.93) per diluted share.

Revenues:

For the three months ended June 30, 2005, revenues increased by $0.5 million, or 3% to $16.3 million from $15.8 million for the prior year three month period.  The increase is principally due to the addition of revenues of $2.8 million from the Company’s new In-Space Propulsion business (“ISP Business”), whose financial results are reported as the Company’s Aerospace Equipment segment. This increase was partially offset by a reduction in Specialty Chemicals segment revenues of $2.1 million for the three-month period ending June 30, 2005 primarily due to lower levels of perchlorate sales.

For the nine months ended June 30, 2005, revenues increased by $13.7 million, or 35%, to $53.1 million from $39.4 million for the prior year nine month period.  The increase in revenues was principally due to the addition of revenue from the ISP Business of $8.7 million.  Specialty Chemicals segment revenue also increased by $2.3 million during the fiscal 2005 nine-month period primarily as a result of the inclusion of revenues from the Company’s packaged explosive joint venture (“ES joint venture”), although, such increase was partially offset by lower levels of perchlorate sales in comparison to the prior year period.

The Company’s Other Businesses segment’s revenues increased $2.6 million for the nine months ended June 30, 2005, principally due to real estate sales during the period.  The Company has now completed the sale of all of its improved land in the greater Las Vegas, Nevada area that it intended to monetize.

Environmental Remediation Charge:

Operating results for both the three month and nine month periods ending June 30, 2005, include a pre-tax charge of $22.4 million representing the Company’s estimate of the probable costs of remediation efforts at a site in Henderson, Nevada where the Company previously manufactured perchlorate

- more -
3770 HOWARD HUGHES PARKWAY * SUITE 300 *  LAS VEGAS, NV  89109
PHONE (702) 735-2200 *  FAX (702) 735-4876

chemicals (the “Henderson Project”).  The charge includes costs for equipment, operating and maintenance costs, and consultants for the Henderson Project.  Key factors in determining the total estimated cost of the Henderson Project include an estimated project life of 45 years and estimated annual operating and maintenance costs, which decreases from approximately $0.8 million to $0.3 million over the term of the project.  The estimated expenditures for the Henderson Project during the next twelve months is approximately $6.0 to $8.0 million, which includes capital equipment and initial operating costs.  These estimates are based on information currently available to management and may be subject to material adjustment upward or downward in future periods as new facts or circumstances may indicate.

Cost of Revenues:

Cost of Revenues increased $1.2 million, or 11%, in the three months ended June 30, 2005, to $12.2 million from $11.0 million for the three months ended June 30, 2004.  As a percentage of revenue, cost of revenue was 75% in the second quarter of fiscal 2005, compared to 69% for the prior year second quarter.

The increase in cost of revenues during in the three months ended June 30, 2005 versus the corresponding prior year period, was primarily due to the related increases in revenue.  Cost of revenues increased at a greater rate than revenues primarily due to changes in the mix of our products that now included the lower-margin ISP business.

Cost of revenues increased $10.0 million, or 37%, in the nine months ended June 30, 2005, to $36.7 million from $26.7 million in the corresponding period of the prior year.  As a percentage of revenue, cost of revenues was 69% in the first nine months of fiscal 2005 and 68% in the first nine months of fiscal 2004.

Operating Expenses:

Operating (selling, general and administrative) expenses increased $1.2 million, or 22%, in the three months ended June 30, 2005, to $6.9 million from $5.6 million in the corresponding period of 2004. Operating expenses increased $5.2 million, or 33%, in the nine months ended June 30, 2005, to $20.7 million from $15.5 million in the corresponding period of 2004. The increase in operating expenses for both the three month and nine month periods ending June 30 was due primarily to: (i) the consolidation of the ES joint venture as of the third quarter of fiscal 2004, (ii) the addition of the ISP business into the newly formed Aerospace Equipment segment on October 1, 2004, (iii) an increase in environmental expenses, and (iv) corporate development costs.

Liquidity and Capital Resources

Cash flows provided by operating activities were $2.4 million and $0.2 million during the nine months ended June 30, 2005 and 2004, respectively. The increase in cash flows from operating activities is due primarily to a reduction in accounts receivable offset partially by an increase in inventory levels.  Management believes that the Company’s cash flows from operations and existing cash balances will be adequate for the foreseeable future to satisfy the needs of its operations.  However, the resolution of litigation and contingencies, and the timing, pricing and magnitude of orders for the Company’s products may have an effect on the use and availability of cash.

- more -

AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 2

Capital expenditures were $1.6 million and $0.9 million during the nine months ended June 30, 2005 and 2004, respectively.  Capital expenditures are expected to be funded from existing cash balances and operating cash flows.

The Company did not repurchase any of its Common Stock during the nine-month period ended June 30, 2005.  As a result of the exercise of stock options, the Company issued 5,000 shares, for an aggregate price of $23,000, during the nine-month period ended June 30, 2005.

Acquisition

As previously announced in July 2005, the Company entered into an agreement with GenCorp, Inc. to acquire the assets of Aerojet Fine Chemicals (“AFC” or the “AFC Acquisition”). AFC manufactures active pharmaceutical ingredients and registered intermediates for commercial customers in the pharmaceutical industry.  In fiscal year 2004, AFC reported revenues of approximately $66 million.

The preliminary purchase price for the AFC Acquisition includes cash and other consideration of approximately $119 million and the assumption of certain liabilities. The AFC Acquisition is expected to be financed primarily with commercial bank loans underwritten by Wachovia Bank, N.A. and the issuance of a seller note.  The agreement contains customary closing conditions and regulatory approvals and is expected to close in early fall 2005.

Risk Factors/Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including the status of the Space Shuttle program; low or declining demand and/or downward pricing pressures for the Company’s products; governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA which would cause a decrease in demand for Grade I AP; technological advances or new competitive products causing a reduction or elimination of demand for the Company’s products; success or failure of government programs or governmental customers; the Company’s ability to profitably integrate, manage and operate new businesses and/or investments competitively and cost effectively; the Company’s continued ability to generate cash flows sufficient to support its operations; and the litigation and contingencies (including the costs and effects thereof), as well as other risks detailed from time to time in the Company’s SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports of Form 8-K. In addition, the operating results and cash flows for the three-month and nine-month periods ended June 30, 2005, are not necessarily indicative of the results that will be achieved for future periods (see above).  Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify Forward Looking Statements. The inclusion of Forward Looking Statements should not be regarded as a representation by the Company that any of its plans will be achieved.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and energetic materials.  The Company also designs and manufactures environmental protection products and has been involved in real estate development, although these real estate activities are winding down.

- more -

AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 3

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three months ended June 30,		Nine months ended June 30,

	2005	2004	2005	2004

Revenues
Specialty Chemicals	$13,030	$15,124	$39,764	$37,429
Aerospace Equipment	2,842	—	8,721	—
Other Businesses	429	705	4,583	1,981

Total Revenues	16,301	15,829	53,068	39,410
Cost of Revenues	12,178	10,994	36,709	26,717

Gross Profit	4,123	4,835	16,359	12,693
Operating Expenses	6,871	5,638	20,679	15,505
Environmental Remediation Charge	22,400	—	22,400	—

Operating Loss	(25,148)	(803)	(26,720)	(2,812)
Interest Income	174	59	431	612
Interest and Other Expense	93	62	201	512

Loss before Incomes Taxes, Extraordinary Gain and Cumulative Effect of Accounting Change	(25,067)	(806)	(26,490)	(2,712)
Income Tax Benefit	(9,275)	(282)	(9,801)	(949)

Loss Before Extraordinary Gain and Cumulative Effect of Accounting Change	(15,792)	(524)	(16,689)	(1,763)
Extraordinary Gain, Net	—	—	1,622	—
Cumulative Effect of Accounting Change, Net	—	—	—	(769)

Net Loss	$(15,792)	$(524)	$(15,067)	$(2,532)

Basic Loss Per Share:
Loss before Extraordinary Gain and
Cumulative Effect of Accounting Change	$(2.16)	$(0.07)	$(2.29)	$(0.24)
Extraordinary Gain	—	—	0.22	—
Cumulative Effect of Change in Accounting	—	—	—	(0.11)

Net Loss	$(2.16)	$(0.07)	$(2.07)	$(0.35)

Diluted Loss Per Share:
Loss before Extraordinary Gain and
Cumulative Effect of Accounting Change	$(2.16)	$(0.07)	$(2.29)	$(0.24)
Extraordinary Gain	—	—	0.22	—
Cumulative Effect of Change in Accounting	—	—	—	(0.11)

Net Loss	$(2.16)	$(0.07)	$(2.07)	$(0.35)

Weighted Average Shares Outstanding:
Basic	7,297,000	7,292,000	7,294,000	7,278,000
Diluted	7,297,000	7,292,000	7,294,000	7,278,000

- more -

AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 4

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2005	September 30, 2004

ASSETS
Current Assets:
Cash and Cash Equivalents	$20,594	$23,777
Accounts and Notes Receivable	17,438	15,963
Related Party Notes and Accrued Interest Receivable	229	268
Inventories	18,266	13,827
Prepaid Expenses and Other Assets	1,683	666
Deferred Income Taxes	1,501	320

Total Current Assets	59,711	54,821
Property, Plant and Equipment, Net	17,836	16,573
Intangible Assets, Net	10,838	13,679
Investment in Joint Venture	—	227
Deferred Income Taxes	19,065	11,585
Other Assets, Net	2,091	3,743

TOTAL ASSETS	$109,541	$100,628

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,898	$4,481
Accrued Liabilities	6,201	5,649

Total Current Liabilities	11,099	10,130
Enviromental Remediation Reserves	22,400	—
Other Long-Term Liabilities	6,212	5,698

Total Liabilities	39,711	15,828

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	932	932
Capital in Excess of Par Value	86,172	86,148
Retained Earnings	830	15,897
Treasury Stock	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(1,122)	(1,195)

Total Shareholders’ Equity	69,830	84,800

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$109,541	$100,628

- more -

AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 5

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Cash Flow Statements
(unaudited, in thousands)

	Nine Months Ended June 30,

	2005	2004

Cash Flows From Operating Activities	$2,433	$166

Cash Flows From Investing Activities:
Capital Expenditures	(1,611)	(886)
Acquisition of ISP Business	(4,468)	—

Net Cash Used in Investing Activities	(6,079)	(886)

Cash Flows From Financing Activities:
Dividends paid	—	(3,055)
Equity Purchased by Minority Shareholders	125	—
Proceeds from Issuance of Debt	300	—
Issuance of Common Stock	23	2,265
Treasury Stock Acquired	—	(2,752)
Other	15	—

Net Cash Provided by (Used in) Financing Activites	463	(3,542)

Net Change in Cash and Cash Equivalents	(3,183)	(4,262)
Cash and Cash Equivalents, Beginning of Period	23,777	27,140

Cash and Cash Equivalents, End of Period	$20,594	$22,878

- O -

AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 6